(Firm Letterhead)
October 23, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Western Asset Institutional Liquid Reserves ("Liquid Reserves"), Western Asset Institutional U.S. Treasury Reserves ("UST Reserves"), Western Asset Institutional Government Reserves ("Government"), Western Asset Institutional U.S. Treasury Obligations Money Market Fund ("UST Obligations") and Western Asset Select Tax Free Reserves ("Tax Free Reserves"), each a series of the Legg Mason Partners Institutional Trust (File No. 811-06740) (together the "Funds") and, under the date of October 16, 2017 for Liquid Reserves, October 17, 2017 for UST Reserves, October 18, 2017 for Government, October 19, 2017 for UST Obligations and October 20, 2017 for Tax Free Reserves we reported on the financial statements of the Funds as of and for the fiscal period ended August 31, 2017. On August 14, 2017 we resigned at the request of the Fund, upon completion of the audit of the Fund's financial statements as of and for the fiscal period ended August 31, 2017 and the issuance of our aforementioned reports, dated October 16, 2017 for Liquid Reserves, October 17, 2017 for UST Reserves, October 18, 2017 for Government, October 19, 2017 for UST Obligations and October 20, 2017 for Tax Free Reserves. We have read the Funds' statements included under Item 77K of its Form N-SAR dated October 23, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' statements that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Funds' statements that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements.
Very truly yours,
(signed) KPMG LLP


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